Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between EVINE Live Inc., f/k/a ValueVision Media, Inc. (the “Company”) and William McGrath (hereinafter referred to as “you” or “your”).

1.    (a)    Your employment by the Company is terminated as of March 26, 2015 (the “Termination Date”). You shall be paid your salary through the Termination Date.

(b)    Your health coverage under the Company’s group health plan will terminate on the last day of the calendar month in which your Termination Date occurred. Thereafter, you will be provided an opportunity to continue health coverage for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(c)    Notwithstanding any other provision of this Agreement to the contrary, all of your rights and obligations with respect to any equity grants, and to any vested benefits under the Company’s 401(k) Plan, shall in all instances be and remain subject to the terms and conditions of the applicable grant agreements and plans.

(d)    You hereby resign all of your directorships and offices in the Company and any of its affiliates, and you agree to sign and return any confirmatory documents as reasonably requested by the Company.

(e)    Except as otherwise specifically set forth in this Agreement, after the Termination Date you shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to you during your employment at the Company. You acknowledge and agree that the Company has paid to you all of your wages and that the Company owes you no other wages, commissions, bonuses, vacation pay, personal holiday pay, employee benefits, or other compensation or payments of any kind or nature, other than as provided in this Agreement. You acknowledge and agree that the Company has in effect, and you are entitled to participate in, the Company’s Executives’ Severance Benefit Plan (the “Plan”). Under the Plan, you are entitled to receive certain severance benefits if you execute and do not revoke a separation agreement acceptable to the Company.

2.    Provided you sign this Agreement on or within forty-five (45) days of receiving it, comply with its terms, and do not revoke it pursuant to paragraph 11 below, the Company agrees to the following:

(a)The Company shall pay you $576,800.00, less all applicable withholding taxes and deductions, which amount is equal to the sum of (i) one (1) times your highest rate of annual base salary as in effect at any time during the twelve (12) months preceding the Termination Date and (ii) one (1) times your target annual incentive bonus opportunity (the “Lump Sum Severance Amount”). This Lump Sum Severance Amount will be paid to you six (6) months after the Termination Date. If you die before the Lump Sum Severance Amount is paid, it will be paid promptly following your death to your estate. In the event you owe the Company any monies, you authorize the Company to offset any such amount from the payment set forth in this paragraph.

(b)The company shall pay you $175,936.00, less all applicable withholding taxes and deductions, as additional severance consideration. This lump sum will be paid to you on the Company’s first available payroll following the Effective Date (as defined in paragraph 12 below).

(c)The company shall reimburse you for rent expenses in Minnesota for two (2) months, in a total amount not to exceed $3,010.00, subject to your providing the Company with documentation of the expense in accordance with the Company expense reimbursement policy.

(d)The company shall reimburse you for the transportation of your car located in Minnesota, in a total amount not to exceed $1,200.00, subject to your providing the Company with documentation of the expense in accordance with the Company expense reimbursement policy.

(e)    If you timely elect to continue your medical and/or dental insurance coverage pursuant to COBRA, and/or your basic insurance coverage under the employer-provided group life insurance plan, for twelve (12) months, you shall only be charged for a portion of such premium costs so that you will be responsible for paying the same amount as you would have paid as an active employee during such period plus any vendor administrative fee; provided, however, that the Company’s obligation under this paragraph shall end if you become eligible for a new employer’s health insurance plan and you shall notify the Company if you become eligible for a new employer’s health insurance plan within 12 months following the Termination Date. After such 12-month period, you may continue your medical, dental and/or basic life insurance coverage pursuant to applicable law at your sole expense. In no event, however, will the Company reimburse you for (or otherwise pay) any portion of any premiums due for supplemental life insurance coverage.
3.    (a)    As used in this Agreement, the term “claims” shall include all claims, charges, complaints, demands, contracts, torts, agreements, covenants, warranties, promises, undertakings, actions, suits, proceedings, causes of action, obligations, debts, costs, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise, whether known or unknown.
(b)    For and in consideration of the payments described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, effective as of the Effective Date (as defined in paragraph 12 below), do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Group”) from any and all claims which you had, may have had, or now have against the Company or any other member of the Group, for or by reason of any matter, cause or thing whatsoever arising on or before the date on which you sign this Agreement, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, religion, disability, sexual orientation or any other protected characteristic or condition. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Minnesota Human Rights Act, Minnesota Statutes Chapter 181, all other federal, state and local laws, all labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees, any and all laws governing whistle blowing or retaliation, including but not limited to the Sarbanes-Oxley Act, any and all laws or agreements that provide for punitive, exemplary or statutory damages, and any and all laws or agreements that provide for payment of attorney fees.
(c)    You specifically release all claims under the Age Discrimination in Employment Act (the “ADEA”) relating to your employment and its termination.
(d)    You represent that you have not filed or permitted to be filed against the Group, individually or collectively, any charges, complaints or lawsuits and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to challenge the validity of the release of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or a comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf based on the claims release in this Agreement. Except as otherwise provided in this paragraph, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the date hereof.
4.    You are specifically agreeing to the terms of this release because the Company has agreed to pay you money to which you were not otherwise entitled under the Company’s policies and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money because of your agreement to accept it in full settlement of all possible claims you might now have or ever had against any member of the Group, and because of your execution of this Agreement.

5.    You represent and warrant that you have returned to the Company all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, laptop, , credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which you received or prepared or helped prepare in connection with your employment with the Company, and that you have not retained any copies, duplicates, reproductions or excerpts thereof. Further, Employee acknowledges an obligation and agrees not to destroy, delete or disable any Company property, including items, files and materials on computers and laptops. As further consideration for this Agreement, you may retain, at your sole expense, your Company-provided cell phone.
6.    You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information (as defined below). The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, customer information, account records, supplier/vendor information, product information, design and construction information, pricing and profitability information, confidential plans for the creation or disposition of products, product development plans, marketing strategies and techniques, business ideas or practices, and other confidential financial data and plans), the use or disclosure of which would be contrary to the interests of the Company or any other member of the Group. You understand and agree that such Confidential Information has been disclosed to you in confidence and for the use of only the Company. You understand and agree that (i) you will keep such Confidential Information confidential at all times after your employment with the Company, and (ii) you will not make use of Confidential Information on your own behalf, or on behalf of any third party, unless required to do so under compulsion of law.
7.    You agree that you will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any other member of the Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any other member of the Group with respect to such person’s employment with the Company or its affiliates; provided, however, that nothing in this Agreement shall prohibit you from cooperating with the EEOC or a comparable state or local agency. You also agree to assist the Company with the orderly transition of your duties and responsibilities, to cooperate with the Company and its counsel in the future and to provide the Company with truthful information, testimony or affidavits requested in connection with any matter that arose during your employment with the Company. This assistance and cooperation may be performed at reasonable times and places and in a manner as to not interfere with any other employment you may have at the time of request. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred in providing such cooperation, so long as such expenses are approved in advance by the Company.
8.    You agree to maintain the confidentiality of this Agreement (including Appendix A) and to refrain from disclosing or making reference to the terms thereof except as required by law with your spouse, immediate family members, financial advisor, accountant or attorney, but only after obtaining agreement from the persons who learn of such information to also treat it confidentially.
9.    You agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any other member of the Group. The Chief Executive Officer, Chief Strategy Officer, Chief Financial Officer and Vice President of Human Resources of the Company agree that they shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you.
10.    To the extent you have previously executed agreements with the Company or are obligated to comply with provisions in the Plan, in each case that restrict your ability to (i) use Confidential Information, (ii) solicit or service customers and/or vendors of the Company, and/or (iii) solicit and/or hire employees of the Company (collectively, “Restricted Activities”), you expressly reaffirm those commitments in such agreements and under the Plan. To the extent you have not previously executed agreements that address these Restricted Activities, to the extent such relevant terms of the Plan do not apply to you, and to the extent that such Restricted Activities differ from those herein, then you acknowledge and agree that in addition to any Restricted Activities applicable to you, during the twelve (12) month period following the Effective Date, you will not, as an individual, employee, consultant, independent contractor, partner, shareholder, member or in association with any other Person (as defined below), except on behalf of the Company, directly or indirectly:
(a)    solicit for employment, employ, or attempt to employ, as an employee or retain, or attempt to retain, as a consultant, any individual who is then or at any time during the one-year period prior to the Termination Date was, an employee of or exclusive consultant to, the Company, or persuade or attempt to persuade any such employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by any other Person; provided, however, a solicitation pursuant to general recruitment advertising that is not directed at the employees or exclusive consultants of the Company shall not be deemed to be a solicitation for purposes of this provision; or

(b)    solicit or persuade, or attempt to solicit or persuade, any vendor or business partner of the Company to cease to do business with the Company or to reduce the amount of business which any such vendor or business partner has customarily done or is reasonably expected to do with the Company; or
(c)    solicit business on behalf of, or render any services to, any vendor or business partner of the Company in connection with sourcing, developing or acquiring branded products and licenses for marketing and sale through Consumer Direct Commerce (as defined below).
“Consumer Direct Commerce” means marketing or sales in connection with or through (i) any live or taped direct response television programming, (ii) any website affiliated with any live or taped direct response television retailer, (iii) any bricks and mortar location affiliated with any live or taped direct response television retailer, and (iv) any video-on-demand, interactive television, podcast, mobile phone, branded new media or social media (e.g., Facebook) advertising and any similar means of sale or any successor media to such means.
11.    The Company shall be entitled to have the provisions of paragraphs 5, 6, 7, 8, 9 and 10 specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, you understand and agree that if you breach any provisions of this Agreement, including but not limited to commencing, joining in or in any other manner attempting to assert any claim released herein, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making any payments to you or on your behalf under paragraph 2 hereof, recover any payments made to you or on your behalf under paragraph 2 hereof (except for $100), and shall be reimbursed by you for all reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this paragraph 11 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA, so that the Company may recover such fees and costs if the lawsuit is brought by you in bad faith. Any such action permitted to the Company by this paragraph, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in paragraph 3 hereof. You further agree that nothing herein shall preclude the Company from recovering attorneys’ fees, costs or any other remedies specifically authorized under applicable law.
12.    You acknowledge that you have read this Agreement and Appendix A in their entirety, fully understand their meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. You acknowledge and warrant that you have had the opportunity to consider for forty-five (45) days the terms and provisions of this Agreement and that you have been advised by the Company to consult with an attorney prior to executing this Agreement. You may execute this Agreement prior to the conclusion of the forty-five (45) day period, and if you elect to do so, you acknowledge that you have done so voluntarily. You shall have the right to revoke this Agreement for a period of fifteen (15) days following your execution of this Agreement, by giving written notice of such revocation to the Company. This Agreement shall not become effective until the sixteenth day following your execution of it (the “Effective Date”).
13.    As a further condition of this Agreement, you agree not to apply for or seek employment or reemployment with the Company or its affiliates, and you waive and release any right to be considered for reemployment with the Company. You further agree and acknowledge that should you apply for any position in contradiction of this paragraph, the Company may completely ignore such application and fail to consider it based on this paragraph.
14.    This Agreement is intended to comply with or be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and is limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit under this Agreement is subject to Section 409A, it is intended that it be paid in a manner that complies with Section 409A, including any guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding the foregoing, you will be solely liable and responsible for the payment of taxes (other than with respect to withholdings made by the Company) arising as a result of any payment provided to you under this Agreement and any payments and benefits provided to you due to the termination of your employment, including without limitation any excise tax or other unexpected or adverse tax consequences. In addition, you acknowledge and agree that you have been provided the opportunity to consult legal and financial counsel with respect to the tax treatment of all payments and benefits you will receive pursuant to this Agreement and on account of the termination of your employment, you have been advised by the Company to consult such counsel, and you have consulted counsel with respect to this Agreement and the payments made hereunder.

15.    In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
16.    Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any other member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.
17.    This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax and pdf copies shall be treated as originals for all purposes.
18.    The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of Minnesota.
19.    All payments made to you under this Agreement will be subject to applicable withholding taxes.
20.    As used herein, “Person” means and includes an individual, a company, a joint venture, a corporation (including any non-profit corporation), an estate, an association, a trust, a general or limited partnership, a limited liability company, a limited liability partnership, an unincorporated organization and a government or other department or agency thereof.
21.    The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral with the exception of any agreements concerning confidentiality, trade secrets, or any nonsolicitation, nonservicing or noncompetition agreements, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties. You acknowledge and agree that you have entered into this Agreement knowingly and voluntarily, and that if this Agreement becomes effective it will have a final and binding effect, and accordingly, by signing and not timely revoking this Agreement you may be giving up legal rights.

Agreed to and Accepted By:

EVINE Live Inc.

/s/ Jamie Nielsen	/s/ William McGrath
Jaime Nielsen, VP Human Resources	William McGrath
Date: 5/4/15	Date: 5/4/15

Appendix A

ATTACHMENT TO
AGREEMENT AND GENERAL RELEASE

CONFIDENTIALITY: This Attachment must be kept strictly confidential. Any unauthorized disclosure of the contents of this Attachment to anyone other than your attorney will be considered a breach of the Separation Agreement and General Release (“Agreement”).

The following chart indicates the job titles and ages of all officers and legal department employees of Evine Live Inc. (the “Employee Group”) whose employment is being terminated and who are being offered an Agreement in connection with a group termination (indicated as “Eligible”), and the titles and ages of all employees of the Employee Group who are not being terminated in connection with such action (indicated as “Not Eligible”).

Titles & Ages		Titles & Ages
Eligible		Not Eligible
EVP, CFO	57	Chief Executive Officer	55
President	66	Chief Strategy Officer	50
SVP, General Counsel	48	Corporate Counsel Sr	43
		Corporate Paralegal	44
		Legal Specialist	46
		SVP Operations	56
		SVP SPP Special Projects	45
		VP Corporate Controller	51
		VP Fin Plan Analysis	45
		VP IT Operations	42
		Associate, General Counsel	51